UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 10, 2008

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

397 EAGLEVIEW BOULEVARD, EXTON, PENNSYLVANIA 19341

(Address of Principal Executive Offices including Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 10, 2008, ViroPharma Incorporated (the “Company”), HAE Acquisition Corp (“Merger Sub”), and Lev Pharmaceuticals, Inc. (“Lev”), executed a waiver letter in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2008, by and among the Company, Merger Sub and Lev. The waiver letter is filed as Exhibit 2.1 to this Report on Form 8-K and is incorporated herein by reference. Pursuant to the waiver letter, each of the parties acknowledges that upon consummation of the merger contemplated by the Merger Agreement, the stockholders of Lev, upon receipt of shares of common stock of the Company pursuant to the Merger Agreement, will not receive any Buyer Rights (as such term is defined in the Merger Agreement) as a result of the expiration of the Company’s Rights Agreement (as defined below under Item 3.03 of this Report), which expired at the close of business on September 10, 2008, unless the Company adopts another stockholder rights plan. Each of the parties also agree that the expiration of the Rights Agreement and the fact that stockholders of Lev will not receive any Buyer Rights as part of the consideration in the merger is not a breach of, or a failure of a closing condition under, the Merger Agreement.

Item 3.03.	Material Modification to Rights of Security Holders.

The Rights Agreement (the “Rights Agreement”) between the Company and StockTrans, Inc., as rights agent, expired on September 10, 2008. The Rights Agreement expired in accordance with its terms and the Company’s Board of Directors has decided not to renew it. The terms of the Rights Agreement and the participating preferred share purchase rights issued under it are described in the Company’s Form 8-A filed with the Securities and Exchange Commission on September 21, 1998 (including the exhibits thereto). As a result of the decision to allow the Rights Agreement to expire in accordance with its terms, the participating preferred share purchase rights under the Rights Agreement have terminated and are no longer effective.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is attached to this Form 8-K:

(d)	Exhibit No.	Description
	2.1	Waiver Letter, dated September 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: September 10, 2008	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary